Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Allscripts	Citigate Sard Verbinnen
Dan Michelson	Hugh Burns/Jonathan Gasthalter/Renee Soto
Chief Marketing Officer	212-687-8080
312-506-1217

Investor Contact:

Allscripts

Bill Davis

Chief Financial Officer

312-506-1211

ALLSCRIPTS TO ACQUIRE A4 HEALTH SYSTEMS FOR $272 MILLION

Allscripts and GE Agree to Modify IDX Strategic Alliance

Allscripts Expects Strong 2005 Fourth Quarter Driven by Record

Clinical Software Sales in Excess of $29 Million

Chicago, IL – January 19, 2006 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, today announced it has signed a definitive agreement to acquire A4 Health Systems®, a leading provider of practice management and electronic health record (EHR) solutions for small and mid-sized physician groups, for approximately $272 million in cash and stock. A4, which is privately held, has a customer base of over 1,600 healthcare organizations nationally and is a recognized leader in the markets they serve.

Allscripts also announced that it entered into an Amended Strategic Alliance Agreement with GE, the parent company of IDX Systems Corporation (IDX). Under the terms of the amended agreement, Allscripts existing alliance with IDX will continue through the five years remaining under the original agreement, supporting the ongoing integration and compatibility of the Allscripts and IDX products. GE will continue to offer Allscripts TouchWorks™ EHR within the IDX client base, in addition to its own

Centricity® Ambulatory EMR. The Agreement also allows Allscripts to enter the practice management systems (PMS) market and to offer an integrated practice management and EHR solution. Depending on the needs and size of the practice, Allscripts will offer the integrated A4 practice management/electronic health record solution, its TouchWorks™ EHR in combination with the A4 practice management system, or, for IDX practice management clients, TouchWorks™ EHR integrated with IDX Groupcast or Flowcast products.

“Our vision is to make our products indispensable to all physicians, from independent practitioners to the largest physician practice groups, academic medical centers and specialty groups, and today we are taking two significant strategic steps towards that goal,” said Glen Tullman, Chief Executive Officer of Allscripts. “The new GE/IDX agreement preserves the best parts of our long-term strategic alliance, while simultaneously opening up significant new opportunities in the $10 billion physician practice market.”

Mr. Tullman continued: “Our acquisition of A4 adds an established leader with a strong product offering and robust sales channel in two significant and largely untapped market segments - small, independent physician practices and mid-sized medical practice groups. We will offer an integrated electronic health records/practice management system or, where appropriate, a combination of A4’s practice management system with TouchWorks™. Together with A4, we will extend our leadership to all market segments.”

A4 Transaction

The strategic acquisition of A4 will double Allscripts clinical software revenues and the size of its sales force, while significantly expanding Allscripts existing product portfolio and providing the company with an integrated EHR/PMS for small to mid-sized groups.

Headquartered in Cary, NC, with over 400 employees nationwide, A4 also provides emergency room and care management solutions to the multi-billion dollar hospital emergency department and discharge planning markets. Both are key points of connection with the electronic healthcare record.

In 2005, A4 generated revenues in excess of $75 million, EBITDA of approximately $15.5 million and net income of approximately $8.3 million. The transaction consideration will consist of $215 million in cash and 3.5 million Allscripts shares valued at approximately $57 million, based on yesterday’s closing price of $16.30 per share. Allscripts intends to finance the acquisition using cash on hand and through the issuance of new common shares.

The transaction, which has been unanimously approved by the Board of Directors of each company, is expected to be accretive to Allscripts 2007 earnings. The acquisition is subject to A4 shareholder approval and other customary closing conditions, including the receipt of financing and regulatory approvals, and is expected to close in the first half of 2006. Upon closing of the transaction, John McConnell, A4’s Chief Executive Officer and an industry leader, will join Allscripts Board of Directors.

McConnell stated: “Allscripts and A4 are a natural fit that will provide a full suite of solutions to better serve the clinical and administrative needs of medical groups. The addition of A4’s PMS will enable the Company to compete more effectively where the majority of physicians practice, in medical groups with less than 25 physicians, where approximately 80% of clients purchase a combined solution.”

Amended Strategic Alliance with General Electric

Under the terms of the Amended Strategic Alliance Agreement, GE and IDX have extended their commitment to support integration and compatibility of the Allscripts and IDX products for the next five years and beyond. During the next 18 months, GE and IDX will continue to market Allscripts TouchWorks™ EHR and GE’s Centricity® solution to current customers and Allscripts will continue to market the combined Allscripts/IDX solution into the IDX base. New IDX clients will also continue to receive free interfaces from Allscripts. During this period, Allscripts has agreed not to market any acquired practice management system to current IDX customers. For new sales outside the existing IDX base, Allscripts and GE are free to offer their own respective practice management and EHR solutions without restriction.

Allscripts royalty obligations for sales to the existing IDX installed base will be reduced by 50% immediately and will then be phased out over time.

Tullman said, “The modification of our agreement reaffirms our commitment to working closely with GE and IDX to support our mutual clients and cooperate into the future. Clients value the many years we have invested in working together with IDX to ensure seamless interfacing and integration of our combined solution. The bottom line – IDX clients choose Allscripts because of our strong reference sites, product vision and leadership, rapid deployment experience, and committed people. Over the last few years, TouchWorks™ has become the proven, safe choice for IDX clients.”

Fourth Quarter Results

Allscripts also announced that it expects to report record total fourth quarter 2005 sales of approximately $33.7 million. Clinical software sales are anticipated to be approximately $29.2 million.

Tullman concluded, “Our strong fourth quarter clearly demonstrates the confidence our prospective and current clients have in Allscripts and our ability to deliver a world-class solution. These record sales are a testament to our solid traction in both the IDX and non-IDX client bases.”

The Company reiterated its earnings estimates of $120 million in annual revenue and quarterly earnings per share (EPS) of $0.09, excluding a previously disclosed $0.01 per share option acceleration expense. A reconciliation of EPS excluding the option acceleration expense to GAAP EPS is included at the end of this press release.

Lehman Brothers is acting as exclusive financial advisor to Allscripts on this transaction. Sidley Austin LLP is acting as Allscripts legal advisor. UBS Investment Bank and Wryick Robbins Yates and Ponton LLP are serving as exclusive financial and legal advisors respectively, to A4.

Allscripts will host a live investor call and webcast Thursday, January 19 at 8:30 a.m. EST to discuss today’s announcement. To access the call, dial 1-800-374-0526 (international callers dial 706-634-5584) and enter passcode 4488454 or link to www.allscripts.com. A replay of the call will be available for one week after the event by dialing 1-800-642-1687 (international callers dial 706-645-9291) and entering passcode 4488454.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company provides unique solutions that inform, connect and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include Electronic Health Record, e-prescribing and document imaging solutions. Allscripts Physicians Interactive Group provides clinical product education and connectivity solutions for physicians and patients. The Company’s Medication Services Group provides medication fulfillment services. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. Important factors upon which forward-looking statements presented in this release are premised include: (a) receipt of regulatory and shareholder approval and financing without unexpected delays; (b) timely implementations and execution of merger integration plans; (c) retention of customers and critical employees; and (d) successfully leveraging Allscripts/A4 product offerings to the combined customer base. In addition, the ability of Allscripts/A4 to achieve the expected revenues and accretion may be affected by competition, the effects of general economic and other factors beyond the control of Allscripts/A4. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Earnings Per Share Reconciliation (Unaudited):

	Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Diluted net income per share -GAAP	$0.08	$0.03	$0.23	$0.07
Add: Stock-based compensation charge for acceleration of options	0.01	—	0.01	—

Diluted net income per share excluding stock-based compensation charge for acceleration of options	$0.09	$0.03	$0.24	$0.07

A4 Net Income Reconciliation

($ in millions - unaudited)

For the Year Ended December 31, 2005
EBITDA	$15.5
Depreciation and amortization	1.6
Interest income, net	(0.6)

Earnings before income taxes	14.5
Income tax provision	6.2

Net Income	$8.3

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